Exhibit 12-B

               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                       Year Ended December 31,
                                            1994      1993      1992      1991 (1)     1990
                                           ------    ------    ------    ------       -----
                                                        (Dollars in millions)
Net earnings (loss) from continuing
 operations before cumulative
 effect of changes in accounting
 principles                                $3,713    $2,415    $  505    $ (538)    $   68
  Add back:
    Taxes on income                         2,117     1,423       429      (272)        79
    Fixed charges                           1,267     1,433     1,732     2,179      2,783
    Amortization of previously
     capitalized interest                      87        94        87        86         81
  Deduct:
    Capitalized interest                      177       176       176       162        140
    Undistributed earnings from
     less than fifty-percent owned
     affiliates                                15         2         7        11         6
                                           ------    ------    ------    ------    ------
Earnings available for fixed charges       $6,992    $5,187    $2,570    $1,282     $2,865
                                           ======    ======    ======    ======     ======

Fixed charges:
  Interest expense                         $  937    $1,104    $1,405    $1,869     $2,458
  Interest expense of unconsolidated
   subsidiaries                                 -         -         -         -         15
  Capitalized interest                        177       176       176       162        140
  Credit line commitment fees                  10        10        10        15          6
  Interest portion of rent expense            143       143       139       126        119
  Gross-up of preferred stock dividends
   of majority-owned subsidiaries (CFC)
   to a pre-tax basis                           -         -         2         7         45
                                           ------    ------    ------    ------     ------
Total fixed charges                        $1,267    $1,433    $1,732    $2,179     $2,783
                                           ======    ======    ======    ======     ======

Ratio of earnings to fixed charges           5.52      3.62      1.48       .59      1.03
                                           ======    ======    ======    ======    ======

Preferred stock dividend requirements         125       127       128         -         -

Ratio of earnings to fixed charges and
 preferred stock dividend requirements       5.02      3.33      1.38         -         -

Equity taken up in earnings of less than
 fifty-percent owned affiliates            $   15    $    2    $   11    $   13     $    8
Deduct - Dividends paid by affiliates           -         -         4         2          2
                                           ------    ------    ------    ------     ------
Undistributed earnings from less than
 fifty-percent owned affiliates            $   15    $    2    $    7    $   11    $    6

(1) In 1991, earnings were not sufficient to cover fixed charges. The coverage deficiency was $897 million.

For purposes of computing the ratios of earnings to fixed charges and preferred stock dividend requirements, earnings are determined by adding back fixed charges to earnings (loss) from continuing operations (including equity in net earnings of unconsolidated subsidiaries) before taxes on income and excluding undistributed earnings from less than fifty-percent owned affiliates. Fixed charges consist of interest expense, credit line commitment fees, the interest portion of rent expense and the preferred stock dividend requirements of its majority-owned subsidiaries increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements.